Exhibit 99.1

March 4, 2020
USD Partners LP Announces Fourth Quarter and Full Year 2019 Results
Houston, TX - USD Partners LP (NYSE: USDP) (the “Partnership”) announced today its operating and financial results for the three and twelve months ended December 31, 2019. Financial highlights with respect to the fourth quarter of 2019 include the following:

•	Generated Net Cash Provided by Operating Activities of $4.3 million, Adjusted EBITDA(1) of $12.8 million and Distributable Cash Flow(1) of $9.5 million

•	Reported Net Income of $2.1 million

•	Increased quarterly cash distribution to $0.37 per unit ($1.48 per unit on an annualized basis), delivering distribution growth of 0.7% over the prior quarter and 2.8% over the fourth quarter of 2018
“2019 was another successful year for the Partnership,” said Dan Borgen, the Partnership’s Chief Executive Officer. “We announced our nineteenth consecutive quarterly distribution increase this quarter and recently renewed and extended the remaining customer at Hardisty and Stroud on a multi-year basis. Additionally, our Sponsor’s parent recently announced a joint venture project at the Hardisty terminal to build a diluent recovery unit that will create long-term, sustainable takeaway solutions for the industry and enhance the cash flow profile of the Partnership.”
Commercial and Development Update
Hardisty Terminal
To date, the Partnership has renewed and extended 100% of the Hardisty terminal’s capacity through mid-2022, with approximately 73% extended through mid-2023 with primarily high-quality investment grade customers under multi-year take-or-pay agreements. Upon the successful completion of the Diluent Recovery Unit (“DRU”) project of US Development Group, LLC “USD” discussed below, approximately 32% of the Hardisty terminal’s capacity will be automatically extended through mid-2031.
USD’s Diluent Recovery Unit Project
USD and Gibson Energy Inc. (“Gibson”) jointly announced in December 2019 an agreement to construct and operate a diluent recovery unit near Hardisty, Alberta, Canada. A subsidiary of ConocoPhillips has contracted to process 50,000 barrels per day of inlet bitumen blend through the DRU to be shipped by Canadian Pacific Railway and Kansas City Southern Railway Company to the U.S. Gulf Coast.
USD’s patented diluent recovery unit “DRU” technology separates the diluent that has been added to the raw bitumen in the production process which meets two important market needs - it returns the recovered diluent for reuse in the Alberta market, reducing delivered costs for diluent, and it creates DRUbit™, a proprietary heavy Canadian crude oil specifically designed for rail transportation. DRUbit™ is crude oil or bitumen that has been returned to a more concentrated, viscous state that is classified as a non-hazardous, non-flammable commodity when transported by rail in Canada and the U.S. DRUbit™ is a market access solution that will satisfy demand for heavy Canadian crude oil on the U.S. Gulf Coast and in other markets at a cost that is economically competitive to the crude oil that is transported by pipeline today.

(1) The Partnership presents both GAAP and non-GAAP financial measures in this press release to assist in understanding the Partnership’s liquidity and ability to fund distributions. See “Non-GAAP Financial Measures” on page 4 and reconciliations of Net Cash Provided by Operating Activities, the most directly comparable GAAP measure, to Adjusted EBITDA and Distributable Cash Flow on page 9 of this press release.

In addition, USD is constructing a new destination terminal in Port Arthur, Texas for the DRUbit™ that will be transloaded at the Partnership’s Hardisty origination terminal. The Port Arthur terminal will have the capability for rail unloading, barge dock loading and unloading, tank storage and blending and will be pipeline connected to Phillips 66’s Beaumont Terminal, providing customers access to a large network of refining and marine facilities.
In February 2020, USD and Gibson jointly announced the receipt of all required regulatory approvals from the Government of Alberta to proceed with the construction of a DRU. Additionally, USD and Gibson have finalized all required commercial agreements with a subsidiary of ConocoPhillips to fully underpin and sanction the construction of the initial phase of the DRU at 50,000 barrels per day of inlet bitumen blend capacity and enable rail shipments of DRUbit™ to the U.S. Gulf Coast.
Construction of the DRU is expected to begin in April 2020, and the DRU could be placed into service later in the second quarter of 2021. USD and Gibson are currently in commercial discussions with other potential producer and refiner customers to secure additional long-term, take-or-pay agreements to support future expansions of capacity at the DRU.
Upon the successful completion of USD’s DRU project, three of the Partnership’s terminalling services agreements, or approximately 32% of the Hardisty terminal’s current capacity, will automatically be extended through mid-2031, which will significantly enhance the sustainability and quality of the Partnership’s cash flows.
Fourth Quarter 2019 Liquidity, Operational and Financial Results
Substantially all of the Partnership’s cash flows are generated from multi-year, take-or-pay terminalling services agreements related to its crude oil terminals, which include minimum monthly commitment fees. The Partnership’s customers include major integrated oil companies, refiners and marketers, the majority of which are investment-grade rated.
The Partnership’s operating results for the fourth quarter of 2019 relative to the same quarter in 2018 were primarily influenced by higher revenue at its Hardisty terminal due to increased rates on a portion of the terminalling services agreements that became effective July 1, 2019, resulting from the Partnership’s successful re-contracting efforts. In addition, the Partnership experienced higher revenue during the quarter associated with contracted throughput that exceeded the Partnership’s existing capacity at its Hardisty terminal. Furthermore, in the third quarter of 2019, the Partnership entered into a terminalling services agreement with the Hardisty South facility owned by the Partnership’s sponsor to provide terminalling services for the contracted throughput that exceeded the Hardisty terminal’s transloading capacity. Under this arrangement, the Partnership incurred operating costs payable to the Partnership’s sponsor representing the same rate, on a per barrel basis, that the Partnership received in revenue for such contracted throughput.
However, lower revenue at the Partnership’s Casper terminal resulting from the conclusion of customer agreements in December 2018 and in August 2019 partially offset the higher revenue at Hardisty during quarter.
Net income for the quarter increased as compared to the fourth quarter of 2018, primarily as a result of the operating factors discussed above coupled with a non-cash gain associated with the five-year interest rate derivative instrument that the Partnership entered into in November 2017 and lower interest expense incurred resulting from lower interest rates during the quarter partially offset by a higher weighted average balance of debt outstanding in the fourth quarter of 2019.
Net Cash Provided by Operating Activities for the quarter decreased by 67% relative to the fourth quarter of 2018, primarily due to the general timing of receipts and payments of accounts receivable, accounts payable and deferred revenue balances and the conclusion of customer agreements at the Partnership’s Casper terminal in December 2018 and in August 2019.
Adjusted EBITDA and Distributable Cash Flow (“DCF”) decreased by 7% and 12%, respectively, for the quarter relative to the fourth quarter of 2018. The decrease in Adjusted EBITDA was primarily a result of the operating factors discussed above. DCF was also impacted by an increase in cash paid for interest during the quarter.
As of December 31, 2019, the Partnership had total available liquidity of approximately $168 million, including $3 million of unrestricted cash and cash equivalents and undrawn borrowing capacity of $165 million on its $385 million senior secured credit facility, subject to the Partnership’s continued compliance with financial covenants. Pursuant to the terms of the Partnership’s Credit Agreement, the Partnership’s borrowing capacity is currently limited to 4.5 times its trailing 12-month consolidated EBITDA, as defined in the Credit Agreement. As such, the Partnership’s available liquidity based on the Partnership’s Credit Agreement covenants is approximately $32 million as of December 31, 2019. The Partnership was in compliance with its financial covenants, as of December 31, 2019.
On January 30, 2020, the Partnership declared a quarterly cash distribution of $0.37 per unit ($1.48 per unit on an annualized basis), which represents growth of 0.7% over the prior quarter and 2.8% over the fourth quarter of 2018. The distribution was paid on February 19, 2020, to unitholders of record at the close of business on February 10, 2020.
Fourth Quarter 2019 Conference Call Information
The Partnership will host a conference call and webcast regarding fourth quarter 2019 results at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Thursday, March 5, 2020.
To listen live over the Internet, participants are advised to log on to the Partnership’s website at www.usdpartners.com and select the “Events & Presentations” sub-tab under the “Investors” tab. To join via telephone, participants may dial (877) 266-7551 domestically or +1 (339) 368-5209 internationally, conference ID 4197582. Participants are advised to dial in at least five minutes prior to the call.
An audio replay of the conference call will be available for thirty days by dialing (800) 585-8367 domestically or +1 (404) 537-3406 internationally, conference ID 4197582. In addition, a replay of the audio webcast will be available by accessing the Partnership’s website after the call is concluded.
About USD Partners LP
USD Partners LP is a fee-based, growth-oriented master limited partnership formed in 2014 by US Development Group, LLC (“USD”) to acquire, develop and operate midstream infrastructure and complementary logistics solutions for crude oil, biofuels and other energy-related products. The Partnership generates substantially all of its operating cash flows from multi-year, take-or-pay contracts with primarily investment grade customers, including major integrated oil companies and refiners. The Partnership’s principal assets include a network of crude oil terminals that facilitate the transportation of heavy crude oil from Western Canada to key demand centers across North America. The Partnership’s operations include railcar loading and unloading, storage and blending in on-site tanks, inbound and outbound pipeline connectivity, truck transloading, as well as other related logistics services. In addition, the Partnership provides customers with leased railcars and fleet services to facilitate the transportation of liquid hydrocarbons and biofuels by rail.
USD, which owns the general partner of USD Partners LP, is engaged in designing, developing, owning, and managing large-scale multi-modal logistics centers and energy-related infrastructure across North America. USD solutions create flexible market access for customers in significant growth areas and key demand centers, including Western Canada, the U.S. Gulf Coast and Mexico. Among other projects, USD is currently pursuing the development of a premier energy logistics terminal on the Houston Ship Channel with capacity for substantial tank storage, multiple docks (including barge and deepwater), inbound and outbound pipeline connectivity, as well as a rail terminal with unit train capabilities. For additional information, please visit texasdeepwater.com. Information on websites referenced in this release is not part of this release.
Non-GAAP Financial Measures
The Partnership defines Adjusted EBITDA as Net Cash Provided by Operating Activities adjusted for changes in working capital items, interest, income taxes, foreign currency transaction gains and losses, and other items which do not affect the underlying cash flows produced by the Partnership’s businesses. Adjusted EBITDA is a non-GAAP, supplemental financial measure used by management and external users of the Partnership’s financial statements, such as investors and commercial banks, to assess:

•	the Partnership’s liquidity and the ability of the Partnership’s businesses to produce sufficient cash flows to make distributions to the Partnership’s unitholders; and

•	the Partnership’s ability to incur and service debt and fund capital expenditures.
The Partnership defines Distributable Cash Flow, or DCF, as Adjusted EBITDA less net cash paid for interest, income taxes and maintenance capital expenditures. DCF does not reflect changes in working capital balances. DCF is a non-GAAP, supplemental financial measure used by management and by external users of the Partnership’s financial statements, such as investors and commercial banks, to assess:

•	the amount of cash available for making distributions to the Partnership’s unitholders;

•	the excess cash flow being retained for use in enhancing the Partnership’s existing business; and

•	the sustainability of the Partnership’s current distribution rate per unit.
The Partnership believes that the presentation of Adjusted EBITDA and DCF in this press release provides information that enhances an investor’s understanding of the Partnership’s ability to generate cash for payment of distributions and other purposes. The GAAP measure most directly comparable to Adjusted EBITDA and DCF is Net Cash Provided by Operating Activities. Adjusted EBITDA and DCF should not be considered alternatives to Net Cash Provided by Operating Activities or any other measure of liquidity presented in accordance with GAAP. Adjusted EBITDA and DCF exclude some, but not all, items that affect Net Cash Provided by Operating Activities and these measures may vary among other companies. As a result, Adjusted EBITDA and DCF may not be comparable to similarly titled measures of other companies. Reconciliations of Net Cash Provided by Operating Activities to Adjusted EBITDA and DCF are presented on page 9 of this press release.

Contact:
Adam Altsuler
Senior Vice President, Chief Financial Officer
(281) 291-3995
aaltsuler@usdg.com

Jennifer Waller
Associate Director, Financial Reporting and Investor Relations
(832) 991-8383
jwaller@usdg.com

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of U.S. federal securities laws, including statements with respect to the ability of the Partnership and USD to achieve contract extensions, new customer agreements and expansions; the ability of the Partnership and USD to develop existing and future additional projects and expansion opportunities (including successful completion of USD’s DRU) and whether those projects and opportunities developed by USD would be made available for acquisition, or acquired, by the Partnership; volumes at, and demand for, the Partnership’s terminals; and the amount and timing of future distribution payments and distribution growth. Words and phrases such as “is expected,” “is planned,” “believes,” “projects,” “begin,” “anticipates,” “expects,” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to the Partnership are based on management’s expectations, estimates and projections about the Partnership, its interests and the energy industry in general on the date this press release was issued. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include those as set forth under the heading “Risk Factors” in the Partnership’s most recent Annual Report on Form 10-K and in the Partnership’s subsequent filings with the Securities and Exchange Commission. The Partnership is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

USD Partners LP
Consolidated Statements of Income
For the Three Months and Years Ended December 31, 2019 and 2018
(unaudited)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2019	2018	2019	2018
	(in thousands)
Revenues
Terminalling services	$23,736	$21,480	$87,173	$88,066
Terminalling services — related party	3,958	6,735	19,580	22,149
Fleet leases — related party	984	984	3,935	3,935
Fleet services	50	68	208	573
Fleet services — related party	228	228	910	910
Freight and other reimbursables	639	835	1,612	3,589
Freight and other reimbursables — related party	(16)	—	238	4
Total revenues	29,579	30,330	113,656	119,226
Operating costs
Subcontracted rail services	3,824	3,738	14,777	13,785
Pipeline fees	5,597	5,570	20,971	21,679
Freight and other reimbursables	623	835	1,850	3,593
Operating and maintenance	2,751	3,655	10,953	11,195
Operating and maintenance — related party	2,493	—	4,964	—
Selling, general and administrative	2,577	2,928	10,716	10,840
Selling, general and administrative — related party	2,047	1,942	8,128	7,582
Depreciation and amortization	5,347	5,296	20,664	21,103
Total operating costs	25,259	23,964	93,023	89,777
Operating income	4,320	6,366	20,633	29,449
Interest expense	2,832	3,333	12,006	11,358
Loss (gain) associated with derivative instruments	(546)	1,449	1,420	(374)
Foreign currency transaction loss (gain)	128	169	365	(14)
Other expense (income), net	(284)	(55)	(336)	16
Income before income taxes	2,190	1,470	7,178	18,463
Provision for (benefit from) income taxes	50	(422)	662	(2,669)
Net income	$2,140	$1,892	$6,516	$21,132

USD Partners LP
Consolidated Statements of Cash Flows
For the Three Months and Years Ended December 31, 2019 and 2018
(unaudited)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2019	2018	2019	2018
	(in thousands)

Cash flows from operating activities:
Net income	$2,140	$1,892	$6,516	$21,132
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,347	5,296	20,664	21,103
Loss (gain) associated with derivative instruments	(546)	1,449	1,420	(374)
Settlement of derivative contracts	—	—	1	(38)
Unit based compensation expense	1,533	2,025	6,066	6,358
Deferred income taxes	378	(702)	79	(3,971)
Other	214	220	1,129	939
Changes in operating assets and liabilities:
Accounts receivable	(1,620)	2,413	(109)	(1,046)
Accounts receivable — related party	(68)	(582)	(1,122)	1,868
Prepaid expenses and other assets	(1,556)	(458)	(1,484)	(86)
Other assets — related party	149	20	(180)	79
Accounts payable and accrued expenses	(195)	544	(606)	816
Accounts payable and accrued expenses — related party	(2,427)	606	2	(1,455)
Deferred revenue and other liabilities	939	190	6,529	(213)
Deferred revenue — related party	(1)	—	(463)	17
Net cash provided by operating activities	4,287	12,913	38,442	45,129
Cash flows from investing activities:
Additions of property and equipment	(1,368)	(8,373)	(8,440)	(8,816)
Proceeds from the sale of assets	—	—	—	236
Net cash used in investing activities	(1,368)	(8,373)	(8,440)	(8,580)
Cash flows from financing activities:
Payments for deferred financing costs	—	(2,906)	(7)	(2,906)
Distributions	(10,563)	(10,059)	(41,557)	(39,632)
Vested phantom units used for payment of participant taxes	(3)	(2)	(1,829)	(1,352)
Proceeds from long-term debt	10,000	14,000	38,000	34,000
Repayments of long-term debt	(6,000)	(6,000)	(27,000)	(27,000)
Other financing activities	—	—	(13)	—
Net cash used in financing activities	(6,566)	(4,967)	(32,406)	(36,890)
Effect of exchange rates on cash	208	(385)	705	(1,064)
Net change in cash, cash equivalents and restricted cash	(3,439)	(812)	(1,699)	(1,405)
Cash, cash equivalents and restricted cash – beginning of period	14,123	13,195	12,383	13,788
Cash, cash equivalents and restricted cash – end of period	$10,684	$12,383	$10,684	$12,383

USD Partners LP
Consolidated Balance Sheets
(unaudited)

	December 31,	December 31,
	2019	2018
ASSETS	(in thousands)
Current assets
Cash and cash equivalents	$3,083	$6,439
Restricted cash	7,601	5,944
Accounts receivable, net	5,313	5,132
Accounts receivable — related party	1,778	624
Prepaid expenses	1,915	2,115
Other current assets	954	634
Other current assets — related party	343	79
Total current assets	20,987	20,967
Property and equipment, net	147,737	145,308
Intangible assets, net	74,099	86,705
Goodwill	33,589	33,589
Operating lease right-of-use assets	11,804	—
Other non-current assets	1,335	631
Other non-current assets — related party	15	95
Total assets	$289,566	$287,295

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable and accrued expenses	$3,087	$3,464
Accounts payable and accrued expenses — related party	465	460
Deferred revenue	6,104	2,921
Deferred revenue — related party	1,482	1,885
Operating lease liabilities, current	4,649	—
Other current liabilities	3,150	2,804
Total current liabilities	18,937	11,534
Long-term debt, net	217,651	205,581
Deferred income tax liabilities, net	458	360
Operating lease liabilities, non-current	7,386	—
Other non-current liabilities	4,078	356
Total liabilities	248,510	217,831
Commitments and contingencies
Partners’ capital
Common units	61,013	107,903
Class A units	—	1,018
Subordinated units	(22,597)	(39,723)
General partner units	2,767	3,275
Accumulated other comprehensive loss	(127)	(3,009)
Total partners’ capital	41,056	69,464
Total liabilities and partners’ capital	$289,566	$287,295

USD Partners LP
GAAP to Non-GAAP Reconciliations
For the Three Months and Years Ended December 31, 2019 and 2018
(unaudited)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2019	2018	2019	2018
	(in thousands)

Net cash provided by operating activities	$4,287	$12,913	$38,442	$45,129
Add (deduct):
Amortization of deferred financing costs	(207)	(220)	(1,072)	(866)
Deferred income taxes	(378)	702	(79)	3,971
Changes in accounts receivable and other assets	3,095	(1,393)	2,895	(815)
Changes in accounts payable and accrued expenses	2,622	(1,150)	604	639
Changes in deferred revenue and other liabilities	(938)	(190)	(6,066)	196
Interest expense, net	2,803	3,331	11,936	11,356
Provision for (benefit from) income taxes	50	(422)	662	(2,669)
Foreign currency transaction loss (gain) (1)	128	169	365	(14)
Other income	69	—	—	—
Non-cash deferred amounts (2)	1,264	(51)	2,809	(205)
Adjusted EBITDA	12,795	13,689	50,496	56,722
Add (deduct):
Cash paid for income taxes	(302)	(188)	(1,206)	(814)
Cash paid for interest	(2,915)	(2,539)	(11,775)	(10,038)
Maintenance capital expenditures	(40)	(103)	(216)	(201)
Distributable cash flow	$9,538	$10,859	$37,299	$45,669

(1)	Represents foreign exchange transaction amounts associated with activities between the Partnership’s U.S. and Canadian subsidiaries.
(2)
Represents the change in non-cash contract assets and liabilities associated with revenue recognized at blended rates based on tiered rate structures in certain of the Partnership’s customer contracts and deferred revenue associated with deficiency credits that are expected to be used in the future prior to their expiration. Amounts presented are net of the corresponding prepaid Gibson pipeline fee that will be recognized as expense concurrently with the recognition of revenue.